Exhibit 99.1

iBio Announces Appointment of Dr. Linda Armstrong to Board of Directors

- Accomplished Biopharm Exec with Years of Clinical Experience in Respiratory Diseases -

- To be Appointed to the Board’s New Science & Technology Committee -

BRYAN, Texas / October 14, 2020 / (GLOBE NEWSWIRE) / iBio, Inc. (NYSEA:IBIO) (“iBio” or the “Company”), a biotech innovator and biologics contract manufacturing organization, today announced the appointment of Dr. Linda Armstrong to its Board of Directors, effective immediately. Dr. Armstrong has also been appointed as a member of iBio’s new Science & Technology Committee, which shall be chaired by Dr. Philip Russell.

Dr. Armstrong is an accomplished biopharmaceutical executive with more than 20 years of experience in respiratory diseases and therapeutics. Since 2016, she has served as the Global Head of the Respiratory Development Unit at Novartis (SWX:NOVN), where she is responsible for the development of therapies to treat patients with respiratory and allergic conditions.

Dr. Armstrong served in a variety of roles at Novartis since 2007, including the Head of Clinical Development & Medical Affairs, Cell and Gene Therapy and Global Head of Patient Safety. Prior to joining Novartis, she served as Medical Safety Director and subsequently as Senior Director, Medical Affairs at Pfizer, Inc. (NYSE:PFE). Dr. Armstrong also served as Group Director, Respiratory Diseases at the Schering Plough Research Institute. As a Board-Certified Pulmonologist and Internist, Dr. Armstrong served on the faculty of New York University Medical Center prior to joining Schering-Plough. She received her medical degree from Yale University School of Medicine, New Haven, Connecticut; and her Bachelor’s Degree from Harvard University, Cambridge, Massachusetts.

“We are pleased to welcome Dr. Armstrong to our Board and are confident that her deep experience in the development and registration of biologics will be an asset to iBio,” said Tom Isett, Chairman & CEO of iBio. “Moreover, as an expert pulmonologist, we believe her guidance will be critical as we progress the development of our respiratory disease portfolio, which includes COVID-19 vaccine and therapeutic candidates, as well as IBIO-100, which includes idiopathic pulmonary fibrosis as a potential indication.”

Dr. Armstrong commented, “I am thrilled to join iBio’s Board at such an exciting time in the Company’s development. I am looking forward to supporting iBio as it advances an array of respiratory disease biopharmaceuticals and other biologics.”

About iBio, Inc.

iBio is a global leader in plant-based biologics manufacturing. Its FastPharming® System combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services. iBio’s Glycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing proprietary products, which include IBIO-100 for the treatment of fibrotic diseases, and vaccines for COVID-19 disease. For more information, visit www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements These forward-looking statements are based upon current estimates and assumptions and include statements regarding the expected contribution of Dr. Armstrong. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the contribution of Dr. Armstrong to the Board, the Company’s ability to obtain regulatory approvals for commercialization of its product candidates, including its COVID-19 vaccines, or to comply with ongoing regulatory requirements, regulatory limitations relating to its ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, its ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, competition, its ability to retain its key employees or maintain its NYSE American listing, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020 and the Company’s subsequent filings with the SEC, subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:

Stephen Kilmer iBio, Inc.

Investor Relations

(646) 274-3580

skilmer@ibioinc.com